Exhibit 5

December 12, 2016

Spire, Inc.
700 Market Street
St. Louis, MO 63101

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Compliance Officer of Spire Inc. (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”) which registers under the Securities Act of 1933, as amended, 2,000,000 additional shares of Common Stock of the Company (“Shares”) that may be offered for sale pursuant to the Laclede Gas Company Salary Deferral Savings Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

On the basis of the foregoing, I am of the opinion that the Shares to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/Mark C. Darrell

Mark C. Darrell
Senior Vice President, General Counsel
and Chief Compliance Officer